Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in this Offering Statement on Form 1-A of our report dated June 24, 2021, except for the effects of the stock split discussed in Note 1 to the consolidated financial statements, as to which the date is July 12, 2021, related to the consolidated financial statements of StartEngine Crowdfunding, Inc., as of December 31, 2020, and for the year then ended.

Very truly yours,

/s/ dbbmckennon

Newport Beach, California

February 13, 2023